EXHIBIT 4.2

                    FORM OF STOCK PLEDGE AND ESCROW AGREEMENT

      This Stock Pledge and Escrow Agreement made as of the ___ day of February, 2005, by and among Xechem International, Inc., a Delaware corporation whose address is 100 Jersey Avenue, Bldg. B-310, New Brunswick, NJ 08901 (the "Pledgor"), the holders of certain secured convertible promissory notes (the "Bridge Notes") of the Pledgor in an aggregate amount not to exceed $2.5 million (individually, a "Pledgee" and, collectively, the "Pledgees"), and Greenberg & Kahr, whose address is 230 Park Avenue, 26th Floor, New York, NY 10169 (the "Escrow Agent").

                                    RECITALS
                                    --------

1. Pledgor has borrowed $___________, as evidenced by the Bridge Notes in the amounts and held by the persons set forth in Schedule 1 hereto;

2. To induce the holders of the Bridge Notes to advance the funds evidenced thereby Pledgor has agreed to pledge all of the shares of CepTor Corporation ("CepTor") common stock, par value $.00001 per share (the "CepTor Common"), held by Pledgor to secure the Pledgor's obligations under the Bridge Notes and has agreed further, as set forth in the Bridge Notes, to sell certain minimum amounts of the CepTor Common in certain time periods and to use the proceeds thereof, except as set forth in
      Section 4.1 hereof, to pay the principal of and interest on the Bridge Notes.

NOW, THEREFORE, in consideration of the foregoing recitals and in order to secure the payment when due of the Pledgor's indebtedness to the Pledgees, the parties hereto agree as follows:

                                    ARTICLE 1
                                     PLEDGE
                                     ------

1.1 As collateral security for the timely repayment of the Pledgees' advances to the Pledgor, as evidenced by the Bridge Notes, together with interest and all other amounts due under such Bridge Notes (the "Debt"), Pledgor hereby pledges, assigns, transfers and grants unto the Pledgees, pro rata to the principal amounts of their respective Bridge Notes, a security interest in 3,346,000 restricted shares of the CepTor Common (the "Collateral") and in all proceeds thereof and hereby appoints the Escrow Agent as its attorney-in-fact to arrange for transfer of the Collateral in the stock transfer books of CepTor pursuant to this Agreement.

                                    ARTICLE 2
                                     ESCROW
                                     ------

2.1 In furtherance of the pledge, Pledgor hereby deposits the Collateral with the Escrow Agent, to be held and applied as hereinafter set forth. The Collateral is registered in the name of Pledgor, accompanied by appropriate stock transfer powers duly executed in blank.


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2.2 The parties agree that the Collateral is being deposited with the Escrow
Agent as collateral security for the Company's payment of the Debt.

2.3 The Escrow Agent and the Pledgees agree that they shall not encumber or dispose of the Collateral except in accordance with the provisions of this Agreement. The parties further agree that the Collateral shall be held by the Escrow Agent for the benefit of the Pledgees (it being the intent of the parties that possession of the Collateral by the Escrow Agent be equivalent to and have the same legal effect as possession of the Collateral by the Pledgees themselves for purposes of the Uniform Commercial Code).

2.4 Unless otherwise provided in this Agreement, the Escrow Agent shall:

      (A) Not be held liable for any action taken or omitted to be taken under this Agreement so long as it shall have acted in good faith and without gross negligence;

      (B) Be entitled to deem the signatories of any documents or instruments submitted to it hereunder to be those persons authorized to sign such documents or instruments and shall be entitled to rely upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind;

      (C) Be entitled to refrain from taking any action contemplated by this Agreement in the event it becomes aware of any disagreement between the parties hereto as to any material facts or as to the happening of any contemplated event precedent to such action, and if any such dispute should arise and not be settled, the Escrow Agent may commence an interpleader action in a court of competent jurisdiction and deposit the Collateral in its possession with the court for a determination of the dispute; and

      (D) Be entitled to compensation for its services hereunder at its standard rate for its area of expertise and reimbursement of its normal out-of-pocket expenses including, without limitation, the fees and costs of attorneys or agents which it may find necessary, appropriate or desirable to engage in connection with the performance of its duties hereunder or the resolution of any disputes with respect thereto, which may be charged directly against the Collateral unless paid by the Pledgor and Pledgees equally or in such other proportions as they may agree, and the Escrow Agent is hereby granted a prior lien upon the Collateral with respect to its unpaid fees and non-reimbursed expenses relating to its services as Escrow Agent.

2.5 The Escrow Agent may resign as escrow agent hereunder following the giving of thirty days' prior written notice to the other parties hereto, and the Escrow Agent shall deliver the Collateral in its possession to a successor agent as shall be appointed by the Pledgor and Pledgees within such notice period. If the Pledgor and the Pledgees are unable to agree upon a successor during such period, the Escrow Agent may continue to hold the Collateral until a successor is named or may petition any court of competent jurisdiction for the appointment of a successor escrow agent or other appropriate relief.


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

2.6 The Escrow Agent shall not be required to institute or defend any action involving any matters referred to herein or which affect its duties or liabilities hereunder unless or until requested to do so by any party to this Agreement and then only upon receiving full indemnity, in character and amount satisfactory to Escrow Agent, against any and all claims, liabilities, losses and expenses in relation thereto. In the event of any dispute among the parties hereto with respect to Escrow Agent or its duties hereunder, Escrow Agent may refrain from acting until required to do so by order of a court of competent jurisdiction.

2.7 Pledgor and Pledgees jointly and severally agree to indemnify and hold harmless Escrow Agent from any and all costs or expenses incurred by Escrow Agent in connection with the discharge of its duties and obligation hereunder. Pledgor and Pledgees further covenant and agree to release, discharge and exonerate Escrow Agent in full upon the satisfactory completion of its duties hereunder.

                                    ARTICLE 3
                                  VOTING RIGHTS
                                  -------------

3.1 Provided the Pledgor is not then in default with respect to the Debt, the Pledgor shall have full voting rights with respect to the Collateral held by the Escrow Agent. Upon such default, Pledgees shall have full voting rights with respect thereto. This right to vote the Collateral shall be deemed to be an irrevocable proxy coupled with an interest and may not be revoked while this Agreement is in effect.

                                    ARTICLE 4
                             SALES OF CEPTOR COMMON
                             ----------------------

4.1 Provided the Pledgor is not then in default with respect to the Debt, the Pledgor shall be permitted to sell the CepTor Common constituting the Collateral, provided, that the net proceeds of any such sale are used to pay the Pledgees amounts due under their Bridge Notes, pro rata to the principal balances outstanding on their respective Bridge Notes. Pledgor shall issue instructions to the Escrow Agent with respect to any such sale and the proposed disposition of the proceeds thereof in accordance with the preceding sentence, and the Escrow Agent shall, if it shall not have theretofore received a notice of Default in accordance with Article 5 hereof, effect such sale and such disposition of the proceeds thereof. Notwithstanding anything to the contrary contained herein, and provided that Pledgor is not then in default with respect to the Debt, Pledgor may exchange shares of CepTor Common constituting part of the Collateral, free and clear of the lien created by this Agreement, for shares of Pledgor's common stock, par value $.00001 per share (Pledgor's Common"), held by William Pursley or subject to options held by William Pursley on the date hereof, including by cancellation of any such options in exchange for shares of CepTor Commoon, provided that such exchange (the "Exchange") is effected at the relative market values of the Pledgor's Common and the Ceptor Common. In the event Pledgor desires to effect an Exchange in accordance with the previous sentence, Pledgor shall issue instructions to the Escrow Agent with respect thereto, and the Escrow Agent shall, if it shall not have theretofore received a notice of Default in accordance with Article 5 hereof, effect such Exchange. Any shares of Pledgor's Common or options to acquire shares of Pledgor's Common received by the Escrow Agent in such Exchange shall be delivered to Pledgor for cancellation.


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

                                    ARTICLE 5
                                     DEFAULT
                                     -------

5.1 A default (a "Default") under this Agreement shall be deemed to exist whenever an Event of Default under the Bridge Notes has occurred and is continuing. In the event of a Default, written notice of such Default shall be sent by any Pledgee to Escrow Agent. As soon as possible, but in no event later than ten (10) days after receipt of such notice, Escrow Agent shall mail a copy of such notice to Pledgor and to the other Pledgees. If no written notice of objection to the notice of Default is received by Escrow Agent from Pledgor within ten (10) days after the date the notice of Default was mailed by Escrow Agent to Pledgor, Escrow Agent shall deliver to Pledgees, pro rata, the Collateral or evidence that it has delivered the Collateral to the transfer agent for CepTor for registration in the names of and delivery to Pledgees pro rata to their interests therein. In the event written objection from Pledgor is received by Escrow Agent within ten (10) days after the date the notice of Default was mailed by escrow Agent to Pledgor, Escrow Agent shall promptly, and in any event within ten (10) days, mail such notice of objection to Pledgees and then continue to hold the Collateral as Escrow Agent until instructed in writing jointly by Pledgor and all of the Pledgees as to its disposition.

5.2 Upon delivery of the Collateral to the Pledgees in accordance with this Agreement, the Pledgees shall have such rights and remedies as are available to a secured party upon default under the Uniform Commercial Code of the State of Delaware. The Pledgees, subject to the Uniform Commercial Code of the State of Delaware, may foreclose upon the Collateral and cause it to be sold at public or private sale. The Pledgees shall give Pledgor reasonable notice of the time and place of any public or private sale or other intended disposition of the Collateral. Requirements of reasonable notice shall be met if, at least five (5) days prior to the time of such sale or other intended disposition, written notice of the sale or other intended disposition is given to the Pledgor. Any Pledgee shall be entitled to be a purchaser of the Collateral being sold at such public or private sale.

5.3 The remedies provided in this Article for the Pledgees shall be cumulative and in addition to and not in substitution for the rights and remedies that would otherwise be vested by law or in equity, all of which are specifically reserved to the Pledgees. Neither the failure nor any delay on the part of any Pledgee to exercise any right, power, privilege or remedy mentioned above shall operate as a waiver thereof.


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

                                    ARTICLE 6
                                  MISCELLANEOUS
                                  -------------

6.1 Upon full and final payment of the Debt by the Company, including without limitation by the conversion of such Debt in accordance with the terms of the Bridge Notes evidencing such Debt, Pledgor shall deliver written notice thereof to Escrow Agent. As soon as possible but in no event later than ten (10) days after receipt of such notice, Escrow Agent shall mail a copy of such notice to the Pledgees. If no written notice of objection is received by Escrow Agent from any Pledgee within ten (10) days after the notice has been mailed by Escrow Agent to the Pledgees, Escrow Agent shall deliver the Collateral to Margie Chassman, as holder of a second lien against the Collateral, which shall thereupon become a first lien, and the escrow hereunder shall terminate. The Escrow Agent acknowledges that it is aware of the second lien position of Margie Chassman and agrees that it will take no action to jeopardize such lien except to the extent required by the provisions hereof and that Ms. Chassman is a third party beneficiary with respect to this undertaking. If written objection from any Pledgee is received by Escrow Agent within ten (10) days after the date Escrow Agent sent notice of payment of the Debt, Escrow Agent shall mail notice of the objection to Pledgor as soon as practicable but in no event later than ten (10) days after receipt of the objection and shall continue to hold the Collateral except as otherwise directed in a joint written direction with respect thereto from Pledgor and all of the Pledgees.

6.2 This Agreement shall be binding upon the parties and their heirs, executors, administrators, successors and assigns.

6.3 This Agreement shall be governed by the internal laws of the State of Delaware applicable to contracts made and to be wholly performed within such State. The parties agree that any legal suit, action or proceeding arising out of or related to this Agreement may be instituted in a state or federal court located in the City and State of New York, waive any objection which they may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court and irrevocable submit to the jurisdiction of any such court in any such suit, action or proceeding.


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

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                    PLEDGOR:

                                    XECHEM INTERNATIONAL, INC.

                                    By: ________________________
                                        Name:
                                        Title:



                                    PLEDGEES:

                                    ____________________________



                                    ____________________________



                                    ESCROW AGENT:

                                    GREENBERG & KAHR



                                    By: ________________________
                                        A Member of the Firm


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

                                                                      SCHEDULE 1
                                                                      ----------

                               BRIDGE NOTE HOLDERS
                               -------------------

Name and Address                            Principal Amount
----------------                            ----------------





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